Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FOURTH QUARTER AND FULL-YEAR RESULTS

- Quarterly and Annual Revenues Increased More Than 21% Compared to the Prior-Year Periods

- American Place Casino Continued Its Expected Ramp-Up of Operations,
With Revenues Rising 27.5% and 42.4% in the Fourth Quarter and Full-Year Periods, Respectively

- Chamonix Casino Hotel Completed Its Phased Opening in October 2024;
Revenues for Our Colorado Operations Increased 161.1% and 159.9% in the
Fourth Quarter and Full-Year Periods, Respectively

Las Vegas – March 6, 2025 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the fourth quarter and year ended December 31, 2024.

On a consolidated basis, revenues in the fourth quarter of 2024 rose 21.5% to $73.0 million, reflecting the continued ramp-up of operations at American Place and Chamonix Casino Hotel. Revenues in the prior-year period were $60.0 million. Net loss for the fourth quarter of 2024 was $12.3 million, or $(0.35) per diluted common share, which includes $0.3 million of preopening and development costs, as well as increased depreciation and amortization charges related to our new American Place and Chamonix facilities. In the prior-year period, net loss was $12.5 million, or $(0.36) per diluted common share, reflecting $3.1 million of preopening and development costs, primarily related to Chamonix in advance of its full opening. Adjusted EBITDA(a) was $10.4 million in the fourth quarter of 2024, an increase of 42.0%, reflecting strong continued growth at American Place, as well as elevated costs at Chamonix as it continues to ramp up its operations. In the prior-year period, Adjusted EBITDA was $7.3 million.

For the full year, revenues in 2024 were $292.1 million, a 21.2% increase from $241.1 million in the prior year. These results reflect the February 2023 opening of American Place and the phased opening of Chamonix throughout 2024. Net loss in 2024 was $40.7 million, or $(1.16) per diluted common share, which includes $2.8 million of preopening and development costs, primarily related to our Chamonix construction project, and significant depreciation and amortization charges related to our two newest casinos. For 2023, net loss was $24.9 million, or $(0.72) per diluted common share, reflecting $15.7 million of preopening and development costs. Adjusted EBITDA was flat at $48.6 million in 2024, reflecting construction disruption and elevated costs at our Colorado operations throughout much of the year.

Daniel R. Lee, President and Chief Executive Officer of Full House Resorts, commented, “In Illinois, plans for our permanent American Place casino continue to move forward. In 2021, an unsuccessful bidder sued the City of Waukegan and the Illinois Gaming Board, alleging unfair treatment in the license selection process. In January 2025, the Illinois Supreme Court unanimously ruled against that unsuccessful bidder, essentially confirming our selection as the Waukegan licensee.

“During the fourth quarter of 2024, revenues and Adjusted Property EBITDA at our temporary American Place facility rose 27.5% and 71.9%, respectively, versus the fourth quarter of 2023. For the full year, such increases were 42.4% and 59.8%, respectively, when compared to 2023.

“While our temporary casino is performing very well, we believe the permanent casino will perform much better. We expect to break ground later this year and complete construction by August 2027, when our authorization to operate the temporary casino expires.

“Another gaming company in Illinois operated a temporary casino for several years, in the city of Rockford. It is a market quite analogous to, but smaller than, our market in Lake County. That temporary casino recently transitioned into a permanent facility. According to the Illinois Gaming Board, the permanent Rockford casino’s gaming revenues between September 2024 and January 2025 totaled $60 million, more than double the amount generated in its temporary facility in the prior-year period.

“Meanwhile, we were pleased that American Place was recognized in the Chicago Tribune’s Top Workplaces 2024 list, the only casino to achieve such recognition.”

Continued Mr. Lee, “Chamonix – with its blend of luxurious gaming and non-gaming amenities – continues to impress visitors to Cripple Creek and remains poised for long-term success. Our total revenues in Colorado rose 160% in 2024 versus 2023 – and market share approximately doubled – despite the lack of a broad awareness campaign throughout much of 2024. Meaningful marketing efforts for Chamonix did not start until November 2024, after completion of the property’s phased opening and upon the conclusion of the national election campaign cycle, when advertising rates were inordinately high. As we enter the upcoming spring and summer seasons, we expect our awareness campaign to take hold and to see even more growth at Chamonix. Equally important, Chamonix’s increase in revenues primarily reflects growth in the market, proving that our feeder market is indeed underserved.

“In the near-term, we have refocused our efforts in Colorado on profitability and sustainable growth. To support these efforts, we recently hired Brandon Lenssen as Chamonix’s new general manager. Brandon brings extensive knowledge of the Colorado gaming market to our company, having worked as general manager of Bally’s Black Hawk for approximately five years and, prior to that, in several senior gaming positions at Isle of Capri Black Hawk.

“We are also in the process of improving our database marketing at Chamonix. We recently hired a new Vice President of Advertising, who is focused on improving the effectiveness and efficiency of our digital, traditional media, and direct marketing efforts at Chamonix, as well as all of our other properties. Over time – as Chamonix’s awareness campaign broadens and word of mouth spreads – Colorado Springs and Denver will continue to expand as our primary feeder markets.”

Fourth Quarter Highlights

●	Midwest & South. This segment includes Silver Slipper Casino and Hotel, Rising Star Casino Resort, and American Place. Revenues for the segment were $55.0 million in the fourth quarter of 2024, a 12.1% increase from $49.1 million in the prior-year period. Adjusted Segment EBITDA was $10.5 million, a 46.3% increase from $7.2 million in the prior-year period. These results reflect continuing growth at American Place, which opened in February 2023. In the fourth quarter of 2024, American Place generated $28.5 million of revenue and $6.7 million of Adjusted Property EBITDA, increases of 27.5% and 71.9%, respectively, compared to the fourth quarter of 2023.

For the full year, this segment similarly benefited from the opening of American Place in February 2023. Revenues increased 14.2% from $192.4 million to $219.6 million, and Adjusted Segment EBITDA grew 17.2% from $39.0 million to $45.7 million. Of such amount, American Place contributed $109.7 million and $29.4 million to the segment’s revenues and Adjusted Segment EBITDA, respectively, in 2024.
●	West. This segment includes Grand Lodge Casino (located within the Hyatt Regency Lake Tahoe resort in Incline Village), Stockman’s Casino, Bronco Billy’s Casino, and Chamonix Casino Hotel, which opened in phases between December 2023 and October 2024. Bronco Billy’s and Chamonix are two integrated and adjoining casinos, operating as a single entity. Revenues for the segment rose 87.2% to $16.1 million in the fourth quarter of 2024, reflecting the opening of Chamonix, versus $8.6 million in the prior-year period. Adjusted Segment EBITDA was $(3.2) million in the fourth quarter of 2024, reflecting early inefficiencies related to Chamonix’s new operations and the adverse impacts of snowy weather. Opening costs include the training of new employees, as well as the cost of operating many amenities at the new resort while continuing to complete construction. As noted above, Chamonix completed its phased opening in October 2024. In the prior-year’s fourth quarter, Adjusted Segment EBITDA was $(0.1) million.

While revenues have grown meaningfully since Chamonix’s opening, our team is now focused on sustainable growth and overall profitability. To support those efforts, we recently hired Brandon Lenssen, our new general manager at Chamonix. Brandon has extensive gaming experience in Colorado, having served as Vice President and General Manager of Bally’s Black Hawk for approximately five years.

For the year, revenues rose 77.4% to $63.6 million in 2024, reflecting the phased opening of Chamonix throughout the year, from $35.9 million in 2023. Adjusted Segment EBITDA was $(1.3) million in 2024, reflecting construction disruptions and elevated costs, as noted above. In 2023, such amounts were $35.9 million and $2.4 million, respectively.

On August 28, 2024, we entered into an agreement to sell the operating assets of Stockman’s for aggregate cash consideration of $9.2 million, plus certain expected working capital adjustments at closing. The asset sale was designed to be completed in two phases: the sale of Stockman’s real property for $7.0 million, which closed on September 27, 2024 at a $2.0 million gain; and the sale of certain remaining operating assets for $2.2 million (excluding any adjustments for working capital), upon the receipt of customary gaming approvals. Such receipt is expected to occur in the coming weeks, after which we will close on the second part of the transaction.

●	Contracted Sports Wagering. This segment consists of our on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana, and Illinois. Revenues for the segment were $1.9 million and $2.3 million, respectively, in the fourth quarters of 2024 and 2023, reflecting fewer active skins during the 2024 period. Adjusted Segment EBITDA in the fourth quarter of 2024 was $3.0 million, reflecting a $1.2 million recovery settlement related to the conclusion of operations for one of the Company’s sports skins in Colorado. In the prior-year’s fourth quarter, Adjusted Segment EBITDA was $1.3 million.

For the year, this segment’s revenues were $8.8 million in 2024 and $12.8 million in 2023, and Adjusted Segment EBITDA was $9.5 million and $11.7 million, respectively. Results in 2023 benefited from $5.8 million of accelerated revenues related to the early termination of certain sports wagering agreements with third-party operators that ceased operations. The segment had similar early terminations in 2024, with such accelerated revenues totaling $0.9 million.

In January 2025, we received notices that a contracted sports betting operator was discontinuing its operations in Colorado and Indiana, to be effective prior to the June 2025 and December 2025 anniversaries in its agreements with us. There is no certainty that we will be able to enter into agreements with other third-party operators on similar terms, or at all.

Liquidity and Capital Resources

As of December 31, 2024, we had $40.2 million in cash and cash equivalents, none of which was restricted. Our debt consisted primarily of $450.0 million in outstanding senior secured notes due 2028, which is currently callable at 102.063% of par, and $27.0 million outstanding under our revolving credit facility. In March 2025, the Company extended the maturity date of its revolving credit facility from March 31, 2026 to January 1, 2027. Management is currently evaluating the most efficient means to finance the permanent American Place facility, which may include refinancing most of the Company’s currently outstanding debt.

Conference Call Information

We will host a conference call for investors today, March 6, 2025, at 4:30 p.m. ET (1:30 p.m. PT) to discuss our 2024 fourth quarter results. Investors can access the live audio webcast from our website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (201) 689-8470.

A replay of the conference call will be available shortly after the conclusion of the call through March 20, 2025. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (412) 317-6671 and using the passcode 13751128.

(a) Reconciliation of Non-GAAP Financial Measures

Our presentation of non-GAAP Measures may be different from the presentation used by other companies, and therefore, comparability may be limited. While excluded from certain non-GAAP Measures, depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred. Each of these items should also be considered in the overall evaluation of our results. Additionally, our non-GAAP Measures do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, and other items both in our reconciliations to the historical GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Our non-GAAP Measures are to be used in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP Measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. These non-GAAP Measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding historical GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Adjusted Segment EBITDA. We utilize Adjusted Segment EBITDA as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset sales and disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment.

Same-store Adjusted Segment EBITDA. Same-store Adjusted Segment EBITDA is Adjusted Segment EBITDA further adjusted to exclude the Adjusted Property EBITDA of properties that have not been in operation for a full year. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset sales and disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.

Adjusted EBITDA. We also utilize Adjusted EBITDA, which is defined as Adjusted Segment EBITDA, net of corporate-related costs and expenses. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize this metric or measure internally to focus management on year-over-year changes in core operating performance, which we consider our ordinary, ongoing and customary operations, and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

Full House Resorts, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues
Casino	$54,406	$45,347	$216,880	$176,933
Food and beverage	10,599	8,561	41,871	33,980
Hotel	4,422	2,376	15,709	9,428
Other operations, including contracted sports wagering	3,535	3,745	17,605	20,719
	72,962	60,029	292,065	241,060
Operating costs and expenses
Casino	22,275	18,290	86,151	68,061
Food and beverage	11,547	8,425	43,582	33,240
Hotel	2,600	1,229	10,306	4,840
Other operations	(261)	1,620	2,130	3,498
Selling, general and administrative	27,163	23,923	104,121	85,746
Project development costs	313	8	368	53
Preopening costs	2	3,051	2,464	15,685
Depreciation and amortization	10,657	8,610	42,101	31,092
Loss on disposal of assets	—	—	18	7
Loss (gain) on sale of Stockman’s	74	—	(1,926)	—
	74,370	65,156	289,315	242,222
Operating (loss) income	(1,408)	(5,127)	2,750	(1,162)
Other (expense) income
Interest expense, net	(10,881)	(6,658)	(43,201)	(22,977)
Other	—	—	—	384
	(10,881)	(6,658)	(43,201)	(22,593)
Loss before income taxes	(12,289)	(11,785)	(40,451)	(23,755)
Income tax expense	10	697	221	1,149
Net loss	$(12,299)	$(12,482)	$(40,672)	$(24,904)

Basic loss per share	$(0.35)	$(0.36)	$(1.16)	$(0.72)
Diluted loss per share	$(0.35)	$(0.36)	$(1.16)	$(0.72)

Basic weighted average number of common shares outstanding	35,608	34,588	34,965	34,520
Diluted weighted average number of common shares outstanding	35,608	34,588	34,965	34,520

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues
Midwest & South	$55,026	$49,094	$219,626	$192,358
West	16,078	8,588	63,648	35,888
Contracted Sports Wagering	1,858	2,347	8,791	12,814
	$72,962	$60,029	$292,065	$241,060
Adjusted Segment EBITDA(1) and Adjusted EBITDA
Midwest & South	$10,530	$7,198	$45,737	$39,028
West	(3,229)	(130)	(1,302)	2,408
Contracted Sports Wagering	2,954	1,290	9,503	11,663
Adjusted Segment EBITDA	10,255	8,358	53,938	53,099
Corporate	101	(1,063)	(5,290)	(4,542)
Adjusted EBITDA	$10,356	$7,295	$48,648	$48,557

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Same-store Revenues and Adjusted Segment EBITDA

(In thousands, Unaudited)

	Three Months Ended			Year Ended
	December 31,		Increase /	December 31,		Increase /
Reporting segments	2024	2023	(Decrease)	2024	2023	(Decrease)
Midwest & South
Midwest & South same-store total revenues(1)	$26,539	$26,744	(0.8)%	$109,964	$115,371	(4.7)%
American Place	28,487	22,350	27.5%	109,662	76,987	42.4%
Midwest & South total revenues	$55,026	$49,094	12.1%	$219,626	$192,358	14.2%

Midwest & South same-store Adjusted Segment EBITDA(1)	$3,794	$3,280	15.7%	$16,327	$20,619	(20.8)%
American Place	6,736	3,918	71.9%	29,410	18,409	59.8%
Midwest & South Adjusted Segment EBITDA	$10,530	$7,198	46.3%	$45,737	$39,028	17.2%

Contracted Sports Wagering
Contracted Sports Wagering same-store total revenues(2)	$314	$841	(62.7)%	$2,004	$4,773	(58.0)%
Accelerated revenues due to contract terminations(3)	—	—	N.M.	893	5,794	(84.6)%
Illinois	1,544	1,506	2.5%	5,894	2,247	162.3%
Contracted Sports Wagering total revenues	$1,858	$2,347	(20.8)%	$8,791	$12,814	(31.4)%

Contracted Sports Wagering same-store Adjusted Segment EBITDA(2)	$282	$(140)	N.M.	$1,522	$3,717	(59.1)%
Accelerated revenues due to contract terminations(3)	—	—	N.M.	893	5,794	(84.6)%
Recoveries from contract settlements and modifications(4)	1,200	—	N.M.	1,408	—	N.M.
Illinois	1,472	1,430	2.9%	5,680	2,152	163.9%
Contracted Sports Wagering Adjusted Segment EBITDA	$2,954	$1,290	129.0%	$9,503	$11,663	(18.5)%

__________

N.M. Not meaningful.

(1)	Same-store operations exclude results from American Place, which opened on February 17, 2023.
(2)	Same-store operations exclude results from Illinois, which contractually commenced on August 15, 2023. For enhanced comparability, we also excluded accelerated revenues and recoveries in connection with contract terminations from same-store operations.
(3)	For enhanced comparability, we also excluded accelerated revenues due to contract terminations from same-store operations. Such adjustments reflect one sports skin that ceased operations in the second quarter of 2024, and two sports skins that ceased operations in the third quarter of 2023.
(4)	For enhanced comparability, we also excluded recoveries from contract settlements and modifications from same-store operations in the second half of 2024.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Net Loss and Operating (Loss) Income to Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net loss	$(12,299)	$(12,482)	$(40,672)	$(24,904)
Income tax expense	10	697	221	1,149
Interest expense, net	10,881	6,658	43,201	22,977
Other	—	—	—	(384)
Operating (loss) income	(1,408)	(5,127)	2,750	(1,162)
Project development costs	313	8	368	53
Preopening costs	2	3,051	2,464	15,685
Depreciation and amortization	10,657	8,610	42,101	31,092
Loss on disposal of assets	—	—	18	7
Loss (gain) on sale of Stockman’s	74	—	(1,926)	—
Stock-based compensation	718	753	2,873	2,882
Adjusted EBITDA	$10,356	$7,295	$48,648	$48,557

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Three Months Ended December 31, 2024
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Sale of	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	Stockman’s	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$4,496	$6,034	$—	$—	$—	$—	$10,530
West	(7,890)	4,585	74	—	2	—	(3,229)
Contracted Sports Wagering	2,954	—	—	—	—	—	2,954
	(440)	10,619	74	—	2	—	10,255
Other operations
Corporate	(968)	38	—	313	—	718	101
	$(1,408)	$10,657	$74	$313	$2	$718	$10,356

Three Months Ended December 31, 2023
						Adjusted
						Segment
	Operating	Depreciation	Project		Stock-	EBITDA and
	Income	and	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$(894)	$7,953	$—	$139	$—	$7,198
West	(3,669)	627	—	2,912	—	(130)
Contracted Sports Wagering	1,290	—	—	—	—	1,290
	(3,273)	8,580	—	3,051	—	8,358
Other operations
Corporate	(1,854)	30	8	—	753	(1,063)
	$(5,127)	$8,610	$8	$3,051	$753	$7,295

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Year Ended December 31, 2024
								Adjusted
								Segment
	Operating	Depreciation	Loss on	Gain on	Project		Stock-	EBITDA and
	Income	and	Disposal	Sale of	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Stockman’s	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$20,631	$24,969	$18	$—	$—	$119	$—	$45,737
West	(18,718)	16,997	—	(1,926)	—	2,345	—	(1,302)
Contracted Sports Wagering	9,503	—	—	—	—	—	—	9,503
	11,416	41,966	18	(1,926)	—	2,464	—	53,938
Other operations
Corporate	(8,666)	135	—	—	368	—	2,873	(5,290)
	$2,750	$42,101	$18	$(1,926)	$368	$2,464	$2,873	$48,648

Year Ended December 31, 2023
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$428	$28,593	$7	$—	$10,000	$—	$39,028
West	(5,654)	2,377	—	—	5,685	—	2,408
Contracted Sports Wagering	11,663	—	—	—	—	—	11,663
	6,437	30,970	7	—	15,685	—	53,099
Other operations
Corporate	(7,599)	122	—	53	—	2,882	(4,542)
	$(1,162)	$31,092	$7	$53	$15,685	$2,882	$48,557

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by us and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include details regarding our growth projects, including our expected construction budgets, estimated commencement and completion dates, and expected amenities; our expected operational performance for our growth projects, including Chamonix and American Place; our expectations regarding the timing of the ramp-up of operations of Chamonix and American Place; our expectations regarding the operation and performance of our other properties and segments; our expectations regarding the timing of the closing of the second phase of the sale of Stockman’s Casino; our expectations regarding our ability to generate operating cash flow and to obtain debt financing on reasonable terms and conditions for the construction of the permanent American Place facility; and our sports wagering contracts with third-party providers, including the expected revenues and expenses, as well as our expectations regarding the potential usage of our idle sports skins by us or others. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay our substantial indebtedness; our ability to finance the construction of the permanent American Place facility; inflation, tariffs, immigration policies, and their potential impacts on labor costs and the price of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; our ability to effectively manage and control expenses; our ability to complete construction at American Place, on-time and on-budget; legal or regulatory restrictions, delays, or challenges for our construction projects, including American Place; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; cyber events and their impacts to our operations; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. Our properties include American Place in Waukegan, Illinois; Silver Slipper Casino and Hotel in Hancock County, Mississippi; Chamonix Casino Hotel and Bronco Billy’s Casino in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com